Exhibit No. 99.1
SimplaGene USA, Inc.
Form SB-2

                            PROCEEDS ESCROW AGREEMENT

     PROCEEDS ESCROW AGREEMENT ("Agreement") dated as of _____________, 2002, by and between SIMPLAGENE USA, INC., a Nevada corporation (the "Company") and ASSOCIATED BANK MINNESOTA, NATIONAL ASSOCIATION of Minneapolis, Minnesota (the "Escrow Agent").

                               W I T N E S S E T H

     WHEREAS, the Company intends to engage in a registered offering of certain of its securities (the "Offering"), which Offering contemplates total aggregate offering proceeds of $100,000;

     WHEREAS, there will be deposited into an escrow account with Escrow Agent from time to time funds from prospective investors who wish to subscribe for securities offered in connection with the Offering ("Subscribers"), which funds will be held in escrow and distributed in accordance with the terms hereof; and

     WHEREAS, the Escrow Agent is willing to act as an escrow agent in respect of the Escrow Funds (as hereinafter defined) upon the terms and conditions set forth herein;

     NOW, THEREFORE, for good and valuable considerations, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

     1. Appointment of Escrow Agent. The Company hereby appoints the Escrow Agent as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

     2. Delivery of Escrow Funds.

          (a) The  Company  shall  deliver  to the Escrow  Agent  checks or wire transfers made payable to the order of "Associated Bank, SimplaGene USA Escrow Account" together with a subscription agreement containing the Subscriber's name, mailing address, social security number, and amount of investment. The funds delivered to the Escrow Agent shall be deposited by the Escrow Agent into a non-interest-bearing account designated "Associated Bank, SimplaGene USA Escrow Account" (the "Escrow Account") and shall be held and distributed by the Escrow Agent in accordance with the terms hereof. The funds deposited into the Escrow Account that are collected are referred to herein as the "Escrow Funds." The Escrow Agent shall acknowledge receipt of all Escrow Funds by notifying the Company of


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     deposits into the Escrow Account in the Escrow Agent's  customary manner no later than the next business day following the business day on which the Escrow Funds are deposited into the Escrow Account.

          (b) The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the Escrow Account. If, for any reason, any check deposited into the Escrow Account shall be returned unpaid to the Escrow Agent, the sole duty of the Escrow Agent shall be to return the check to the Company.

     3. Investment of the Escrow Funds. The Escrow Account shall not bear interest and no other investment of the Escrow Funds shall be made while held by the Escrow Agent.

     4. Release of Escrow Funds. The Escrow Agent shall pay the Escrow Funds in accordance with the following:

          (a) Provided that the Escrow Agent has received deposits to the Escrow Account totaling at least $100,000 at or before 3:00 p.m., central time, on ____________, 200__, (or ___________, 200__ if extended by the Company by written notice to the Escrow Agent given on or before _________, 200__) or on any date prior thereto, that are subsequently collected through normal banking procedures so that the total of the Escrow Funds is $100,000 after collection, the Escrow Funds shall be paid to the Company or as otherwise instructed by the Company, within one (1) business day after the Escrow Agent receives a written release notice in substantially the form of Exhibit A attached hereto (a "Release Notice") signed by an authorized person of the Company; and

          (b) if the Escrow Agent has not received deposits to the Escrow Account totaling at least $100,000 at or before 3:00 p.m., central time, on ____________, 200__, (or ___________, 200__ if extended by the Company by written notice to the Escrow Agent given on or before _________, 200__) that for whatever reason are not subsequently collected through normal banking procedures so that the total of the Escrow Funds is not $100,000, then the Escrow Funds shall be returned to Subscribers.

In the event that at any time the Escrow Agent shall receive from the Company written instructions signed by an individual who is identified on Exhibit B attached hereon as a person authorized to act on behalf of the Company, requesting the Escrow Agent to refund to a Subscriber the amount of a collected check or other funds received by the Escrow Agent, the Escrow Agent shall make such refund to the Subscriber within one (1) business day after receiving such instructions.

     5. Limitation of Responsibility and Liability of the Escrow Agent. The Escrow Agent:

          (a) shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own gross negligence and willful misconduct;

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          (b) shall be authorized to rely upon all written  instructions  and/or communications of the non-bank Party which appear to be valid on their face;

          (c) shall have no implied obligations or responsibilities hereunder, nor shall it have any obligation or responsibility to collect funds or seek the deposit of money or property;

          (d) may consult with legal counsel of its choice with regard to any legal question arising in connection with this duties or responsibilities hereunder, and shall have no liability or responsibility by reason of any action it may take or fail to take in accordance with the opinions of such counsel;

          (e) acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any instrument deposited with it, or with respect to the form or execution of the same, or the identity, authority, or rights of any person executing or depositing the same; and

          (f) shall be entitled to comply with any final order, judgment or decree of a court of competent jurisdiction, and/or with the consistent written instructions from the non-bank Party.

     6. Costs and Expenses. The fee of the Escrow Agent is $1,000 (including one disbursement with a maximum of two checks) receipt of which is hereby acknowledged. Additional disbursements will be provided at a fee of $50.00 per disbursement, and additional checks will be provided at a fee of $3.00 each. In addition (1) if payment is tendered by Subscribers in the form of checks drawn on non-US banks, the Escrow Agent shall receive a fee of $15.00 for each such check deposited in the Escrow Account, (2) if payment is tendered by Subscribers in the form of a wire transfer, the Escrow Agent shall receive a fee of $10.00 for each such wire transfer received for deposit in the Escrow Account, (3) if the Escrow Funds are returned to Subscribers under 4(b), above, the Escrow Agent shall receive a fee of $3.00 per check for such service, (4) if any disbursement, whether to the Subscribers or per instruction of the Release Notice, is made by wire transfer from the Escrow Account, the fee shall be $17.00 per wire, and (5) all out of pocket expenses for special handling, such as courier delivery service, certified, mail, etc. The Company shall pay all such fees at the time of occurrence. The fee agreed on for services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; however, in the event that the conditions of this Agreement are not fulfilled, the Escrow Agent renders any material service not contemplated by this Agreement, there is any assignment of interest in the subject matter of this Agreement, there is any material modification hereof, any material controversy arises hereunder, or the Escrow Agent is made a party to or justifiably intervenes in any litigation pertaining to this Agreement or the subject matter hereof, the Escrow Agent shall be reasonably compensated for such extraordinary expenses, including reasonable attorneys' fees, occasioned by any delay, controversy, litigation, or event and the same may be recoverable only from the Company.

     7. Notices. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when

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received,  if  deposited  in the mail,  postage  prepaid,  addressed as provided below; when transmission is verified, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery;

            To the Company:               SimplaGene USA, Inc.
                                          11900 Wayzata Blvd. Suite 100
                                          Hopkins, Minnesota 55305
                                          Attn:  Craig Laughlin, Vice President

            To Escrow Agent:              Associated Bank
                                          740 Marquette Ave. So.
                                          Minneapolis, MN 55402
                                          Attn: Christine Garrison

Any party may change its address by providing written notice of such change to the other parties hereto.

     8. Resignation by Escrow Agent. Upon thirty (30) calendar days' prior written notice to the Company delivered or sent as required above, the Escrow Agent shall have the right to resign as escrow agent hereunder and to thereby terminate its duties and responsibilities hereunder, and shall thereupon be released from these instructions. Upon resignation by the Escrow Agent, the Escrow Agent shall provide the Company with sufficient information concerning the status of the Escrow Fund to enable the Company to provide the same to a successor escrow agent.

     9. Termination of Escrow Agreement. The Escrow Agent's responsibilities thereunder shall terminate at such time as the Escrow Fund shall have been fully disbursed pursuant to the terms hereof, or upon earlier termination of this escrow arrangement pursuant to written instructions executed by the Company. Such written notice of earlier termination shall include instruction to the Escrow Agent for the distribution of the Escrow Fund.

     10. Entire Agreement. This Agreement contains the entire understanding by and among the parties hereto; there are no promises, agreements, understandings, representations or warranties, other than as herein set forth. No change or modification of this Agreement shall be valid or effective unless the same is in writing and is signed by all of the parties hereto.

     11. Applicable Law, Successors and Assigns. This Agreement shall be governed in all respects by the laws of the state of Minnesota, and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns.

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     IN WITNESS  WHEREOF,  the parties hereto have caused their respective hands to be set hereto with the intention of being bound effective in all respects as of the date and year first hereinabove written.

                                    SIMPLAGENE USA, INC.


                                    By: ______________________________________
                                           Craig Laughlin, Vice President


                                    ASSOCIATED BANK


                                    By: ______________________________________
                                    Its: ______________________________________



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                                    EXHIBIT A

                                 Release Notice


ASSOCIATED BANK MINNESOTA, NATIONAL ASSOCIATION
740 Marquette Ave. So.
Minneapolis, MN 55402
Attn: Christine Garrison

Gentlemen:

     The undersigned hereby authorize and instruct ASSOCIATED BANK, escrow agent, to release $100,000 of Escrow Funds from the Escrow Account and to deliver such funds as follows:

                         [Insert Delivery Instructions]

     IN WITNESS WHEREOF, this release has been executed on ________________, 200__.

                                          SIMPLAGENE USA, INC.


                                          By: ________________________________
                                          Its: ________________________________


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                                    EXHIBIT B

                              Authorized Personnel

The Escrow Agent is authorized to accept instructions and notices signed or believed by the Escrow Agent to be signed by any one of the following each of who is authorized to act on behalf of the Company:


Name                    Title                   Signature

Craig Laughlin          Vice President          ______________________________







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